Exhibit 2

Execution Copy

INVESTMENT AGREEMENT

by and between

OCM MARINE INVESTMENTS CTB, LTD.,

a Cayman Islands exempt company,

and

GENERAL MARITIME CORPORATION,

a Marshall Islands corporation,

dated as of

March 29, 2011

INVESTMENT AGREEMENT

This Investment Agreement (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is entered into as of March 29, 2011, by and between OCM Marine Investments CTB, Ltd., a Cayman Islands exempt company (“Investor”), and General Maritime Corporation, a Marshall Islands corporation (the “Company”).  Each of the above referenced parties is sometimes herein referred to individually as a “Party” and collectively as the “Parties.”

Investor has agreed to provide extensions of credit (the “Loans”) to the General Maritime Subsidiary Corporation and General Maritime Subsidiary II Corporation (collectively, the “Borrowers”) pursuant to, and subject to the terms and conditions set forth in, the Credit Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), dated as of the date hereof, by and among the Company, the Borrowers, Investor and the Administrative Agent named therein.  Unless the context requires otherwise or as otherwise set forth herein, capitalized terms used but not defined herein shall have the meanings ascribed to them in the Credit Agreement.

On the date hereof, certain funds managed directly or indirectly by an Affiliate of Investor executed and delivered to Borrowers and the Company a Guaranty, substantially in the form attached hereto as Exhibit A (the “Guaranty”).

In consideration for the Loans, Investor has required and the Company has agreed to issue to Investor warrants (such warrants, together with any additional warrants issued with respect thereto, collectively, the “Warrants”) to acquire shares of common stock (“Common Stock”), par value $0.01 per share, of the Company, substantially in the form attached hereto as Exhibit B.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises herein made, and in consideration of the representations, warranties, covenants and agreements herein contained, the Parties agree as follows:

ARTICLE I

DEFINITIONS

“2008 Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of October 20, 2008, by and among the Company, as parent, General Maritime Subsidiary Corporation, a Marshall Islands corporation, as borrower, the lenders party thereto from time to time, Nordea Bank Finland PLC, New York Branch, as administrative agent and collateral agent, and Nordea Bank Finland PLC, New York Branch, HSH Nordbank AG, and DNB Nor Bank ASA, New York Branch, as joint lead arrangers and joint book runners, as in effect on the date hereof.

“2010 Credit Agreement” means that certain Credit Agreement, dated as of July 16, 2010, by and among the Company, as parent, General Maritime Subsidiary II Corporation, a Marshall Islands corporation, as borrower, the lenders party thereto from time to time, Nordea

Bank Finland PLC, New York Branch, as administrative agent and collateral agent, and DnB Nor Bank ASA, New York Branch, and Nordea Bank Finland PLC, New York Branch, as joint lead arrangers and joint book runners, as in effect on the date hereof.

“Accelerated Equity Offering” has the meaning set forth in Section 4.05(f).

“Additional Securities” has the meaning set forth in Section 4.07(a).

“Adverse Recommendation Change” has the meaning set forth in Section 4.03(g).

“Affiliate” has the meaning set forth in Rule 12b-2 of the Exchange Act.

“Agreement” has the meaning set forth in the preface above.

“Approved Transfer” has the meaning set forth in Section 4.07(a).

“Board Observer” has the meaning set forth in Section 4.11(a).

“Borrowers” has the meaning set forth in the preface above.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of New York are authorized or obligated to close.

“Capital Stock” has the meaning set forth in Section 4.05(e).

“Closing” has the meaning set forth in Section 2.01.

“Closing Date” has the meaning set forth in Section 2.01.

“Common Stock” has the meaning set forth in the preface above.

“Company” has the meaning set forth in the preface above.

“Company Board” means the Board of Directors of the Company; provided, that, solely for purposes of Section 4.03, “Company Board” means the Board of Directors of the Company or the Independent Committee of the Board of Directors of the Company formed by the Board of Directors of the Company on January 6, 2011.

“Compensation Committee” has the meaning set forth in Section 3.01(g).

“Confidentiality Agreement” has the meaning set forth in Section 4.11(a).

“Credit Agreement” has the meaning set forth in the preface above.

“Credit Agreement Closing” has the meaning set forth in Section 2.01.

“Election Notice” has the meaning set forth in Section 4.05(c).

“Eligible Holder” has the meaning set forth in Section 4.05(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

“Existing Confidentiality Agreement” has the meaning set forth in Section 5.16.

“Existing Indenture” means that certain Indenture, dated as of November 12, 2009, among the Company, the Subsidiary Guarantors (as defined therein) party thereto, and The Bank of New Mellon, as trustee thereunder (as amended, supplemented and/or otherwise modified as of the date hereof).

“Expense Reimbursement” has the meaning set forth in Section 4.02.

“Filed SEC Document” means any report, schedule, form, statement or other document filed with or furnished to the SEC by the Company, or incorporated by reference into any such document, publicly available no later than the Business Day preceding the date of this Agreement.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any (i) government, (ii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal) or (iii) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, in each case, whether federal, state, local, municipal, foreign, supranational or of any other jurisdiction.

“Guaranty” has the meaning set forth in the preface above.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means at a particular time, without duplication, (i) any indebtedness for borrowed money or issued in substitution or exchange for indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise, (iv) any commitment by which a Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit), (v) any indebtedness guaranteed in any manner by a Person (including guaranties in the form of an agreement to repurchase or reimburse), (vi) any obligations under capitalized leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations a Person assures a creditor against loss, (vii) any indebtedness secured by a lien on a Person’s assets, (viii) accrued interest to and including the date of Closing in respect of any of the obligations described in the foregoing clauses (i) through (vii) of this definition and all premiums, penalties, charges, fees, expenses and other amounts that are or would be due (including with respect to early termination) in connection with the payment and satisfaction in full of such obligations, and (ix) any other debt-like liabilities of a Person, or any liabilities of a Person that were not incurred in the Ordinary Course of Business.

“Investor” has the meaning set forth in the preface above.

“Law” means all laws, statutes, rules, regulations, codes, injunctions, decrees, orders, ordinances, registration requirements, disclosure requirements and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental Authority.

“Loans” has the meaning set forth in the preface above.

“New Securities” has the meaning set forth in Section 4.05(e).

“NYSE” has the meaning set forth in Section 4.03(a).

“Offering Period” has the meaning set forth in Section 4.05(c).

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Party” and “Parties” each has the respective meaning set forth in the preface above.

“Permitted Transfer” has the meaning set forth in Section 4.07(a).

“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a Governmental Authority or another entity.

“Preemptive Rights Notice” has the meaning set forth in Section 4.05(c).

“Preemptive Rights Securities” means any New Securities offered to Investor and/or its Affiliates pursuant to Section 4.05(a).

“Preliminary Proxy Statement” means the preliminary proxy statement originally filed by the Company with the SEC on March 9, 2011, as amended and/or supplemented from time to time, as such amendments and/or supplements are filed with the SEC no later than the Business Day prior to the date hereof.

“Prohibited Ownership Levels” has the meaning set forth in Section 4.07(b)(ii).

“Proxy Date” has the meaning set forth in Section 4.03(c).

“Proxy Statement” has the meaning set forth in Section 4.03(a).

“Public Offering” has the meaning set forth in Section 4.05(g)(i).

“Public Offering Securities” has the meaning set forth in Section 4.05(g)(ii).

“Registration Rights Agreement” means the Registration Rights Agreement, to be entered into by and among the Company, Investor, Peter C. Georgiopoulos, PCG Boss Limited, a

Delaware corporation, and OCM Marine Holdings TP, L.P., a Cayman Islands exempted limited partnership, substantially in the form attached hereto as Exhibit C.

“Representatives” means, with respect to any Person, the Affiliates of such Person and such Person’s and its Affiliates’ respective directors, employees, attorneys, accountants, investment bankers, financial advisors, consultants and other advisors.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shareholder Approval” means the affirmative vote of holders of a majority of the shares of Common Stock entitled to vote on the Shareholder Proposals present in person or represented by proxy at the Special Meeting or any adjournment or postponement thereof (only if a quorum of the holders of shares of Common Stock is present at the Special Meeting (by proxy or in person) as determined under the Company’s governing documents and Marshall Islands law) to adopt the Shareholder Proposals as required by or undertaken in consultation with the NYSE.

“Shareholder Proposals” has the meaning set forth in Section 4.03(c).

“Special Meeting” has the meaning set forth in Section 4.03(a).

“Standstill Period” means the period beginning on the Closing Date and ending on the earliest of (i) the second (2nd) anniversary thereof, (ii) such time as Investor, together with its Affiliates, collectively has beneficial ownership (as determined in accordance with Rule 13d-3 under the Exchange Act) of less than ten percent (10%) of the Common Stock, (iii) the public announcement or commencement by any Person of a tender or exchange offer by any Person (excluding Investor or any of its Affiliates, but specifically including the Company or any of its Subsidiaries) for at least a majority of the Common Stock, (iv) the public announcement by the Company of its entry into a merger, consolidation, business combination or similar transaction as a result of which the holders of Common Stock, as of immediately prior to such transaction, would cease to hold at least a majority of the Common Stock (or shares of the surviving entity), or (v) the public announcement by the Company or any of its Subsidiaries of the entry into an agreement relating to the sale of all or substantially all of the assets of the Company.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company or other business entity, a majority of the partnership, limited liability company or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.  For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, limited liability company or other business entity if such Person or Persons shall be allocated a majority of partnership, limited liability company or other business entity gains or losses or shall be or control the managing member or general partner of such partnership, limited liability company or other business entity.

“Transaction Expenses” means all fees, costs and expenses incurred by or on behalf of a Party in anticipation of, in connection with, or otherwise related to, the transactions contemplated by the Credit Documents (including all of the fees, expenses and other costs of legal counsel, investment bankers, brokers, accountants and other Representatives and consultants and any amounts paid in connection with obtaining any consents of Governmental Authorities or third parties in connection with the transactions contemplated by the Credit Documents).

“Transfer” has the meaning set forth in Section 4.07(a).

“Transaction Shares” has the meaning set forth in Section 4.05(a).

“Warrant Exercise Shares” has the meaning set forth in Section 4.07(a).

“Warrants” has the meaning set forth in the preface above.

ARTICLE II

CLOSING

Section 2.01           Closing.  On the terms set forth in this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place concurrently with, and subject to, the consummation of the closing under the Credit Agreement (the “Credit Agreement Closing”), at the location thereof (or at such other location as the Parties may mutually agree in writing).  The date on which the Closing occurs is referred to herein as the “Closing Date.”

Section 2.02           Issuance of Warrants; Registration Rights Agreement.  At the Closing, (i) the Company shall issue and deliver to Investor, and Investor shall accept, the Warrants and (ii) each of the Company and Investor shall execute and deliver the Registration Rights Agreement.

ARTICLE III

PRE-CLOSING COVENANTS

Section 3.01           Operation of Business.  From the date of this Agreement until the earlier to occur of the Closing and the termination of this Agreement pursuant to Section 5.15, the Company shall, and shall cause each of its Subsidiaries to, except as otherwise expressly required by this Agreement, any Credit Document or applicable Law, or to the extent that Investor shall otherwise consent in writing (such consent not to be unreasonably withheld): (i) carry on its business in the Ordinary Course of Business; (ii) use commercially reasonable efforts to preserve substantially intact its current business organization and to preserve its relationships with significant customers, charterers, suppliers, licensors, licensees, distributors, wholesalers, lessors, lessees and others having significant business dealings with the Company or any of its Subsidiaries; and (iii) comply with applicable Law in all material respects, in each case consistent with past practice.  Without limiting the generality of the foregoing, except with the prior written consent of Investor (such consent not to be unreasonably withheld) or as otherwise required by this Agreement, any Credit Document or applicable Law, during the period from the date of this Agreement until the Closing, the Company shall not, and shall cause each of its Subsidiaries to not:

(a)   amend its certificate of incorporation, bylaws or other similar governing documents, as in effect on the date hereof, except as contemplated by the Preliminary Proxy Statement;

(b)   sell, transfer, assign, convey, lease, license, or otherwise dispose of any of its assets, tangible or intangible, or properties except (i) pursuant to a signed agreement or instrument previously provided to Investor or included in the Filed SEC Documents, or (ii) in the Ordinary Course of Business for aggregate consideration of $500,000 or less;

(c)   incur, assume or guarantee the payment of any Indebtedness, or assume, guaranty or otherwise became liable or responsible (whether directly, contingently or otherwise) for any obligations of any Person, other than as permitted under the 2008 Credit Agreement and 2010 Credit Agreement;

(d)   make any capital investment in or any loan to (or series of related capital investments in or loans to) any Person (other than (i) by the Company to a wholly owned Subsidiary thereof, or (ii) by a wholly owned Subsidiary of the Company to another wholly owned Subsidiary of the Company or to the Company), except in the Ordinary Course of Business;

(e)   make any capital expenditures except in the Ordinary Course of Business;

(f)    declare, set aside or pay any dividend or make any distribution with respect to its capital stock or other equity interests (whether in cash or in kind) or directly or indirectly redeem, purchase or otherwise acquire any of its capital stock or other equity interests; provided, that wholly owned Subsidiaries of the Company may make or pay dividends or distributions on their respective capital stock or other equity interests;

(g)   issue, sell or otherwise dispose of any of its capital stock or other equity interests, or grant any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock or other equity interests, or modify or amend any right of any holder of any of its outstanding capital stock or other equity interests (including by re-pricing the conversion or exercise price or amending the conversion rate of any convertible or exercisable securities), other than issuances or sales (i) to any director, officer, employee or consultant of the Company or any of its Subsidiaries or joint ventures pursuant to the General Maritime Corporation 2001 Stock Incentive Plan as in effect on March 25, 2011, or any other compensatory plan or arrangement of the Company or any of its Subsidiaries approved by the Company Board or the Compensation Committee of the Company Board (the “Compensation Committee”), (ii) in connection with the exercise of any stock options granted thereunder or (iii) by a wholly owned Subsidiary to the Company or another wholly owned Subsidiary of the Company;

(h)   except as may be required by Law or a change in GAAP, change, in any material respect, its accounting methods, principles or practices as in effect on the date hereof;

(i)    merge or consolidate with, or purchase an equity interest in or any assets of, any Person or any division or business thereof, if the aggregate amount of the consideration paid or transferred by the Company and its Subsidiaries in connection with all such transactions would exceed $500,000, other than (i) any such action solely between or among the Company and its Subsidiaries or (ii) the acquisition of the vessel named “Genmar Spartiate” for an aggregate consideration of less than $69,000,000, provided, however, the Company shall be permitted to incur reasonable additional costs and expenses related to such acquisition in an aggregate amount up to $6,000,000; or

(j)    authorize or enter into any agreement, delivery or purchase order or contract to do any of the foregoing.

Notwithstanding anything to the contrary contained in the foregoing, the covenants set forth in this Section 3.01 shall not apply to the extent that they conflict with or are prohibited by the terms of Section 3.6 of the Existing Indenture.

Section 3.02           Access.  From the date of this Agreement until the earlier to occur of the Closing and the termination of this Agreement pursuant to Section 5.15, the Company shall use commercially reasonable efforts to ensure that Investor and its Representatives have reasonable access during normal business hours to all premises, properties, executive officers, books, records, contracts and documents of the Company and its Subsidiaries, in each case for the purpose of implementing the transactions contemplated by this Agreement.  Notwithstanding the foregoing, the Company shall not be required to provide access to or disclose information where the Company reasonably determines that such access or disclosure would jeopardize the attorney-client privilege of the Company or any of its Subsidiaries or conflict with or violate any Law.

Section 3.03           Press Releases; Disclosure.  Except as contemplated by Section 4.03(g), each of the Company and Investor agrees that neither of them will, and each of them will cause its respective Affiliates to not, issue any public release, disclosure or announcement concerning the transactions contemplated by the Credit Documents without the prior written consent of the other Party, except to the extent such release, disclosure or announcement may be required by Law or the rules or regulations of any applicable securities exchange, in which case the Party required to make the release, disclosure or announcement shall provide the other Party reasonable time to comment on such release or announcement in advance of such issuance and, unless it is unreasonable to do so, shall incorporate any and all changes requested by such other Party.

ARTICLE IV

ADDITIONAL AGREEMENTS

Section 4.01           Required Clearance.  From and after the Closing, in the event that any clearance, consent or approval of any Governmental Authority, including the passage or termination of any waiting period under the HSR Act or any comparable applicable non-U.S. competition or antitrust Law, is required in order for Investor and/or its Affiliates to (i) receive or exercise all or any portion of the Warrants or (ii) acquire all or any Preemptive Rights Securities, the Company shall cooperate in good faith and exercise reasonable efforts, at the Company’s expense, to assist Investor and/or such Affiliate in obtaining such clearance, consent or approval, including by (A) preparing and furnishing all reasonably necessary information and documentation in connection with the preparation of necessary filings or submissions of information and making presentations to Governmental Authorities, (B) promptly notifying Investor and/or such Affiliate of, and if in writing, furnishing Investor and/or such Affiliate with copies of (or, in the case of material oral communications, advising Investor and/or such Affiliate orally of) any communications from or with any Governmental Authority, (C) permitting Investor and/or such Affiliate to review and discuss in advance, and considering in good faith the views of Investor and/or such Affiliate in connection with, any proposed written (or any material proposed oral) communication with any Governmental Authority, (D) not participating in any meeting with any Governmental Authority unless it consults with Investor and/or such Affiliate in advance, and to the extent permitted by such Governmental Authority, gives Investor and/or such Affiliate the opportunity to attend and participate thereat, (E) furnishing Investor and/or such Affiliate with copies of all filings, written communications and other material correspondence between it and any Governmental Authority, (F) responding as promptly as practicable to any inquiries or requests received from any Governmental Authority for additional information or documentation or otherwise and (G) otherwise doing whatever is reasonably necessary, proper or advisable to assist and cooperate with Investor and/or such Affiliate, in each case with respect to such clearance, consent or approval.  The Company shall not be required to bear any of the expenses of Investor and/or its Affiliates incurred in connection with the matters contemplated by this Section 4.01, except that the Company shall pay the filing fee with respect to one HSR Act filing on behalf of Investor and/or its Affiliates, as and when requested by Investor.

Section 4.02           Transaction Expenses.  Subject to the limitations set forth in the last sentence of Section 4.01 and Section 8 of the Registration Rights Agreement, all of the reasonable, out-of-pocket and documented Transaction Expenses of Investor, including all expenses payable by the Company pursuant to Section 13.01 of the Credit Agreement, and all Transaction Expenses of the Company, shall be borne by the Company, whether or not the Closing occurs.  All such expenses of Investor, to the extent not borne directly by the Company, shall be reimbursed by the Company to Investor (the “Expense Reimbursement”), in cash, by wire transfer of immediately available funds, on the earliest to occur of (i) the Closing, (ii) prior to, and as a condition of, any termination by the Borrowers of the Credit Agreement, and (iii) within two (2) Business Days following any termination by Investor of the Credit Agreement.  If the Company fails to pay the Expense Reimbursement when due pursuant to this Section 4.02, and in order to obtain such payment, Investor commences any proceeding which results in a judgment against the Company therefor, the Company shall pay to Investor the reasonable costs and expenses incurred by Investor and its Representatives in connection with such proceedings, including reasonable attorney fees and disbursements.  The Parties acknowledge that the agreements contained in this Section 4.02 are an integral part of the transactions contemplated by the Credit Documents and that, without these agreements, Investor would not have entered into the Credit Agreement or continued to pursue the transactions contemplated by the Credit Documents.

Section 4.03           Preparation of Proxy Statement; Special Meeting.  The Company shall exercise its reasonable best efforts to obtain, as promptly as reasonably practicable following the Closing, the Shareholder Approval.  In furtherance thereof, and without limiting the generality of the foregoing:

(a)   as promptly as practicable after the Closing, the Company shall prepare and shall, no later than ten (10) Business Days after the Closing Date, cause to be filed with the SEC a preliminary form of proxy statement relating to a special meeting (the “Special Meeting”) of shareholders of the Company (as so amended and together with any other amendments thereof or supplements thereto, the “Proxy Statement”).  Except as expressly contemplated by Section 4.03(g), the Proxy Statement shall include a recommendation by the Company Board to adopt the Shareholder Proposals.  The Company will cause the Proxy Statement and any amendments or supplements thereto, and all other documents that the Company files with the SEC in connection with the Shareholder Proposals, at the time of the mailing thereof, and at the time of the Special Meeting, to not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that, no representation or warranty is made by the Company with respect to information supplied by Investor for inclusion or incorporation by reference in the Proxy Statement.  The Company shall cause the Proxy Statement, together with any amendments or supplements thereto, and all other documents that the Company files with the SEC in connection with the Shareholder Proposals, to comply as to form in all material respects with the applicable provisions of the Exchange Act and to satisfy all applicable rules of the New York Stock Exchange (the “NYSE”).  The Company shall promptly notify Investor upon the receipt of any comments from the SEC or the staff of the SEC or any request from the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement, and shall provide Investor with copies of all written correspondence between the Company and its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, relating to or affecting the Proxy Statement.  The Company shall use reasonable best efforts to respond as promptly as reasonably practicable to any comments of the SEC or the staff of the SEC with respect to the Proxy Statement, and the Company shall provide Investor and its counsel a reasonable opportunity to participate in the formulation of any written response to any such written comments of the SEC or its staff.  Prior to the filing of the Proxy Statement or the dissemination thereof to the holders of Common Stock, or responding to any comments of the SEC or the staff of the SEC with respect thereto, the Company shall provide Investor and its counsel a reasonable opportunity to review and to propose comments on such document or response and, unless it is unreasonable to do so, shall incorporate any and all changes requested by Investor.

(b)   Investor shall provide to the Company all information concerning Investor as may be reasonably requested by the Company in connection with the preparation of the Proxy Statement and shall otherwise reasonably assist and cooperate, at the Company’s expense, with the Company in the preparation of the Proxy Statement and resolution of comments of the SEC or its staff related thereto.  Investor will cause the information supplied by it expressly for inclusion in the Proxy Statement, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Special Meeting, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that no representation or warranty is made by Investor with respect to any information included or incorporated by reference in the Proxy Statement, other than the information supplied by Investor expressly for inclusion or incorporation by reference in the Proxy Statement.

(c)   The Company shall (i) submit to the shareholders of the Company for approval at the Special Meeting the following: (x) any adjustments to the number of shares of Common Stock or type or form of securities into which the Warrants are exercisable pursuant to the Warrant, (y) the issuance from time to time of additional Warrants pursuant to the Warrant (and the issuance of any shares of Common Stock purchasable under any additional Warrants) and (z) the issuance from time to time of Preemptive Rights Securities (including securities issued or issuable upon exercise, conversion or exchange of Preemptive Rights Securities that are exercisable, convertible or exchangeable into other securities by their terms) (collectively, the “Shareholder Proposals”), and (ii) mail to the holders of Common Stock determined as of the record date established for the Special Meeting a Proxy Statement (the date the Company elects to take such action or is required to take such action, the “Proxy Date”).

(d)   The Company shall duly call, convene and hold the Special Meeting as promptly as reasonably practicable after the Proxy Date (and in any event within forty (40) days thereof).  Any postponement of the Shareholder Meeting shall require the prior written consent of Investor (which shall not be unreasonably withheld).  Notwithstanding anything to the contrary contained in the foregoing, the Company (i) shall be permitted to postpone or adjourn the Special Meeting, if such postponement is required to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure (x) which the SEC or its staff (or the NYSE or its staff) has instructed the Company is necessary under applicable Law or stock exchange rule or (y) as required under applicable Law or stock exchange rule for any supplemental or amended disclosure to be disseminated and reviewed by the holders of Common Stock prior to the Special Meeting or (z) which discloses an Adverse Recommendation Change, and (ii) shall be permitted to, and shall, if requested by Investor, postpone or adjourn the Special Meeting if (x) there are insufficient shares of Common Stock represented at the Special Meeting (either in person or by proxy) to constitute a quorum necessary to conduct the business proposed thereat or (y) within two (2) Business Days prior to the date of the Special Meeting, the Company has not received a sufficient number of proxies voting for the adoption of the Shareholder Proposals, which have not been withdrawn, to obtain the Shareholder Approval.

(e)   The Company shall not change the record date or establish a different record date for the Special Meeting without the prior written consent of Investor, unless required to do so by applicable Law or the governing documents of the Company.  The Company shall use its reasonable best efforts to solicit proxies in favor of the adoption of the Shareholder Proposals and shall ensure that all proxies solicited in connection with the Special Meeting are solicited in compliance with all applicable Laws and all rules of the NYSE.  The Company shall submit the Shareholder Proposals to the holders of Common Stock at the Special Meeting even if the Company Board shall have effected an Adverse Recommendation Change or proposed or announced any intention to do so.  The Company shall advise Investor at least once per each of the last seven (7) Business Days prior to the date of the Special Meeting as to the aggregate tally of proxies received by the Company with respect to the Shareholder Approval.  The adoption of the Shareholder Proposals shall be the only matter (other than procedural matters and possibly a reverse stock split) which the Company shall propose to be acted on by the holders of Common Stock at the Special Meeting.

(f)    If at any time prior to the date of the Special Meeting, any event or circumstance relating to the Company, any of its Subsidiaries or any of their respective officers or directors should be discovered by the Company which, pursuant to the Securities Act or Exchange Act, should be set forth in an amendment or a supplement to the Proxy Statement, the Company shall (i) promptly inform Investor of such event or circumstance, (ii) provide Investor and its counsel with a draft of such amendment or supplement and a reasonable opportunity to review and to propose comments on such document, (iii) incorporate any and all changes requested by Investor unless unreasonable to do so, and (iv) to the extent necessary distribute said amendment or supplement to the holders of the Common Stock (and as required by applicable Law, postpone or adjourn the Special Meeting).  Each of Investor and the Company agrees to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading in any material respect.

(g)   Notwithstanding anything to the contrary contained in this Agreement, at any time prior to obtaining the Shareholder Approval, the Company Board may withdraw, rescind, modify or qualify, or propose to publicly withdraw, modify or qualify, in a manner adverse to Investor its recommendation to adopt the Shareholder Proposals (any of the foregoing, an “Adverse Recommendation Change”) only if the Company Board concludes in good faith, after consultation with and upon the advice of its outside legal counsel, based on events or circumstances that the Company Board did not have knowledge of as of the date of this Agreement, that the failure to take such action would be inconsistent with its fiduciary obligations under applicable Law.  Notwithstanding the foregoing, the Company Board shall not be entitled to make an Adverse Recommendation Change unless (i) the Company shall have provided prior written notice to Investor, at least five (5) Business Days in advance, or such shorter period of time if the Company Board concludes in good faith, after consultation with and upon the advice of its outside legal counsel, that such shorter period of time is necessary in connection with the discharge by the Company Board of its fiduciary obligations under applicable Law, that the Company Board will effect an Adverse Recommendation Change and specifying with reasonable particularity the reasons therefor, (ii) during such five (5) Business Day (or shorter) period, if requested by Investor, the Company shall have engaged in good faith negotiations with Investor to amend this Agreement or any other Credit Documents in such a manner that would obviate the need for such Adverse Recommendation Change, and (iii) the Company Board shall have considered in good faith any adjustments to this Agreement and/or any other Credit Documents that may be proposed by Investor no later than 5:00 p.m., New York City time, on the fifth (5th) Business Day of such five (5) Business Day period (or at the conclusion of such shorter period) and shall have determined, after consultation with and upon the advice of its outside legal counsel, that no adjustment has been made that would obviate the need for such Adverse Recommendation Change.  Except as otherwise expressly provided herein, the Company’s obligations under the Credit Documents (including this Section 4.03) shall not be affected by any Adverse Recommendation Change.

Section 4.04           Warrants.  The aggregate number of shares of Common Stock initially issuable upon exercise of the Warrants to be issued to Investor at the Closing shall be equal to the product of (x) 0.199, multiplied by (y) the difference of (i) the aggregate number of shares of

Common Stock outstanding as of immediately prior to the Closing minus (ii) the aggregate number of shares of Common Stock issued after the date of the announcement by the Company of the transactions contemplated hereby and prior to the Closing at a price per share greater than or equal to $2.55.  For purposes of this Section 4.04, equitable adjustment shall be made to reflect stock splits, stock combinations, stock dividends, recapitalizations and similar transactions after the date hereof but prior to the Closing.

Section 4.05           Preemptive Rights.

(a)   Subject to the limitations set forth in Section 4.08, following the Closing, and until such time as Investor, together with its Affiliates, first ceases to beneficially own (as determined pursuant to Rule 13d-3 under the Exchange Act) shares of Common Stock purchasable under Warrants, shares of Common Stock purchased under Warrants, shares of Common Stock previously issued under this Section 4.05 and shares of Common Stock purchasable or acquirable under other securities previously issued under this Section 4.05 (collectively but, without duplication, “Transaction Shares”) equal to at least 50% of the aggregate Transaction Shares theretofore issued to Investor and its Affiliates (including any such Transaction Shares transferred to any of them pursuant to Section 4.05(f)), the Company shall offer each of Investor and each of its Affiliates that owns beneficially or of record any Transaction Shares (each, an “Eligible Holder”), on the terms and conditions of this Section 4.05, the right to purchase or subscribe for up to an aggregate number of New Securities equal to the product of (i) the total number of New Securities to be issued or sold by the Company and (ii) a fraction, the numerator of which is the aggregate number of Transaction Shares beneficially owned by such Eligible Holder, and the denominator of which is the aggregate number of shares of Common Stock outstanding plus the aggregate number of all Transaction Shares that all Eligible Holders may then purchase under Warrants or other exercisable, convertible or exchangeable securities, in each case, determined as of the date on which the Preemptive Rights Notice is delivered, or in the case of an Accelerated Equity Offering, as of immediately prior thereto.  However, the Company may elect not to extend preemptive rights under this Section 4.05 to Investor or any of its Affiliates that is not an “accredited investor” within the meaning of Regulation D under the Securities Act or whose participation in the offering or sale would, in and of itself, in the reasonable good faith judgment of the Company, require registration or qualification under any U.S. federal, state or non-U.S. securities law (assuming any such registration and/or qualification would not be required but for such Person’s participation) and, if it does so, the Persons so excluded shall not be entitled to the rights provided under this Section 4.05; provided, that in such case, Investor and/or any one or more of the other Eligible Holders who are not so excluded shall be entitled to exercise the rights of the Persons so excluded in their stead, with such rights to be reallocated among Investor and/or such other Eligible Holders as determined by those of them holding a majority of the Common Stock beneficially owned by all of them.

(b)   Subject to the last sentence of Section 4.05(a) and in accordance with the provisions of this Section 4.05, each Eligible Holder shall be entitled to purchase all or any portion of such New Securities (as set forth in Section 4.05(a)) at the most favorable price such New Securities are to be sold or issued.  Each Eligible Holder participating in such purchase shall be obligated to execute agreements with respect to such purchase, in each case no more restrictive and providing for no fewer rights, remedies or privileges to such Eligible Holder than such agreements to be executed by any other proposed purchaser of such New Securities.  Except as provided in Section 4.05(f), the sale of the New Securities to each Eligible Holder shall be no later than concurrent with the sale of such New Securities to the other proposed purchaser(s) of such New Securities, and the purchase price therefor shall be payable by such Eligible Holder at the same time and in the same manner as payable by the other proposed purchaser(s) of such New Securities; provided that, if the Company accepts payment for any such New Securities in any form other than cash (U.S. dollars), each Eligible Holder shall have the option to make such payment in cash (U.S. dollars) by wire transfer of immediately available funds to an account designated by the Company or in the form of such other consideration paid by the other purchaser(s); provided, further, that the sale of New Securities to any Eligible Holder may be delayed as reasonable necessary to obtain any required clearance, consent or approval of any Governmental Authority, including the passage or termination of any waiting period under the HSR Act or any comparable applicable non-U.S. competition or antitrust Law, it being understood that, with respect to any such required clearance, consent or approval, the Company shall cooperate with the Eligible Holder in accordance with Section 4.01.  The exercise by any Eligible Holder of its purchase rights under this Section 4.05(b) shall be subject to receipt of the Shareholder Approval, to the extent required therefor, including pursuant to the NYSE Listed Company Manual.

(c)   In order to exercise its purchase rights under this Section 4.05, each Eligible Holder must deliver a written notice (an “Election Notice”) to the Company describing its election hereunder.  Such Election Notice must be delivered to the Company no later than ten (10) Business Days (the “Offering Period”) following such Eligible Holder’s receipt of written notice from the Company (a “Preemptive Rights Notice”) describing in reasonable detail the type, class and number of New Securities being offered, the purchase price thereof, the other material terms and conditions associated therewith, and such Eligible Holder’s percentage allotment.  Each Eligible Holder who fails for any reason to deliver an Election Notice to the Company within the Offering Period shall be deemed to have irrevocably waived any and all of his, her or its rights under this Section 4.05 in respect of the issuance of New Securities described in the applicable Preemptive Rights Notice.

(d)   Upon the expiration of the Offering Period and during the 150-day period immediately thereafter, the Company shall be entitled to sell any New Securities which any Eligible Holder has not elected to purchase, on terms and conditions no more favorable to the purchasers thereof than those offered to the Eligible Holders pursuant to Section 4.05(c).  Any New Securities offered or sold by the Company after such 150-day period must be reoffered to each Eligible Holder pursuant to the terms of this Section 4.05.

(e)   For purposes hereof, “New Securities” means any (x) shares of capital stock or other equity interests in the Company or any successor thereto (“Capital Stock”), (y) any warrants, options, or other rights to subscribe for or to acquire, directly or indirectly, Capital Stock, whether or not then exercisable or convertible, and (z) any interests, notes, or other securities which are convertible into or exchangeable for, directly or indirectly, Capital Stock, whether or not then convertible or exchangeable; provided that, New Securities shall not include any such securities or other interests issued (i) as consideration in a bona fide business combination or acquisition (whether structured as a merger, consolidation or otherwise) (including in connection with acquisitions of vessels or other assets) by the Company or its

Subsidiaries (and not to any Affiliates of the Company or any of its Subsidiaries or any members of the “immediate family” (as such term is defined in Rule 16a-1(e) under the Exchange Act)  thereof or to any Affiliates of any of the foregoing), (ii) as “kickers” to lenders pursuant to bona fide third-party debt financings (and not to any Affiliates of the Company or any of its  Subsidiaries or any members of the “immediate family” (as such term is defined in Rule 16a-1(e) under the Exchange Act) thereof or to any Affiliates of any of the foregoing), (iii) to any director, officer, employee or consultant of the Company or any of its Subsidiaries or joint ventures pursuant to the General Maritime Corporation 2001 Stock Incentive Plan as in effect on March 25, 2011, or any other compensatory plan or arrangement of the Company or any of its Subsidiaries approved by the Company Board or the Compensation Committee, (iv) pursuant to any stock splits, stock combinations, stock dividends, dividends of purchase rights or other securities and similar transactions, (v) upon conversion, exchange or exercise of any securities previously issued in compliance with this Section 4.05, (vi) upon conversion, exchange or exercise of any securities previously issued and in respect of which the Eligible Holders were not entitled to participate under this Section 4.05 because such securities were excluded from the definition of “New Securities” by any of clauses (i), (ii), (iii) or (iv) of this paragraph, (vii) upon conversion, exchange or exercise of any securities outstanding on the date of this Agreement or on the Closing Date, or (viii) to the extent such securities or other interests constitute Public Offering Securities (it being understood that, with respect to any Public Offering Securities, the provisions of Section 4.05(g) shall govern).

(f)    Notwithstanding any provision in this Agreement to the contrary, if the Company Board determines in good faith that it is in the best interests of the Company that an issuance of New Securities otherwise subject to this Section 4.05 be conducted on an accelerated basis due to cash or liquidity requirements (including a prospective breach of a liquidity covenant) (an “Accelerated Equity Offering”), then such issuance may be completed otherwise than in compliance with the procedures set out in this Section 4.05; provided, that the Company and the subscriber(s) of the New Securities offered pursuant to the Accelerated Equity Offering shall, as a condition to the consummation of the Accelerated Equity Offering, be required to agree in writing, for the benefit of the Eligible Holders, that promptly, and in any event no later than ten (10) days after such issuance, such subscriber(s) shall, and the Company shall cause such subscriber(s) to, offer to sell to each Eligible Holder such portion of the issuance of New Securities as each such Eligible Holder would have been entitled to subscribe for had such issuance been effected through an offering subject to the rights set out in clauses (a) through (e) above of this Section 4.05, at the price and on the terms thereof.  Notwithstanding anything herein to the contrary, during any period of time between the consummation of an Accelerated Equity Offering and the final determination, in accordance with this Section 4.05, of the number of New Securities, if any, that the Eligible Holders purchase with respect to such offering, the New Securities issued in such Accelerated Equity Offering shall not be deemed to be outstanding for purposes of determining any rights of Investor or any of its Affiliates that are based upon the share ownership of any of them.

(g)   For so long as the Company remains subject to the obligation to offer Eligible Holders the right to purchase or subscribe for New Securities pursuant to Section 4.05(a):

(i)            No fewer than five (5) Business days prior to the commencement by the Company of any offering, or proposed offering, of securities or other interests to the public under or covered by a registration statement filed with the SEC pursuant to the Securities Act (a “Public Offering”), the Company shall provide written notice to Investor of its intention to do so.

(ii)           Following the consummation of any Public Offering, the Company shall promptly (and in any event within five (5) Business Days) offer each Eligible Holder the right to purchase or subscribe for, at the same price at which the securities or other interests issued in such Public Offering (any such securities or other interests, collectively, “Public Offering Securities”) were sold, up to an aggregate number of securities or other interests of the same class and type as the Public Offering Securities issued in such Public Offering which each such Eligible Holder otherwise would have been entitled to purchase or subscribe for had such Eligible Holder been entitled to exercise its preemptive rights hereunder in connection with such Public Offering.  The other terms and conditions of this Section 4.05 shall apply in respect of such issuances and sales contemplated by this Section 4.05(g)(ii), mutatis mutandis.

Section 4.06           Further Assurances.  From and after the Closing, in the event any further action is reasonably necessary to carry out the purposes of this Agreement or to obtain the Shareholder Approval, the Company shall take all such necessary action as may be reasonably requested by Investor to achieve such intent; provided, that this Section 4.06 shall not abrogate or limit any of the terms of Section 4.03(g).

Section 4.07           Transfer Restrictions.

(a)   From the date of the Closing until the second (2nd) anniversary thereof, except in a Permitted Transfer, Investor shall not, directly or indirectly, sell, assign, transfer, pledge, exchange, hypothecate or otherwise dispose of (“Transfer”) any of the Warrants or shares of Common Stock issued to Investor upon the exercise thereof (“Warrant Exercise Shares”) or any securities issued in connection with any adjustment under the Warrants (the “Additional Securities”).  For purposes hereof, “Permitted Transfer” means a Transfer (i) with the prior written consent of the Company or directly in connection with a transaction approved or recommended by the Company Board or any committee thereof having the authority to so approve or recommend such Transfer (an “Approved Transfer”) or (ii) to an Affiliate of Investor who no later than concurrently with such Transfer agrees in writing to be bound by (and who shall thereupon have the rights under) the provisions of this Section 4.07 and Sections 4.08, 5.02, 5.05, 5.06, 5.07, 5.09, 5.10, 5.11, 5.12, and 5.13.

(b)   Except in an Approved Transfer, Investor and its Affiliates shall not Transfer any of the Warrants, Warrant Exercise Shares and/or Additional Securities to:

(i)            any Person engaged primarily or with an Affiliate engaged primarily in the ownership, leasing or operation of crude oil tankers or product tankers; provided, that the foregoing will not apply to a private equity or investment fund with an investment in a Person so engaged so long as the private equity or investment fund agrees in writing to hold such investment separate from its interest in the Company and not to seek to combine the business, assets or management of such Person with the business, assets or management of the Company; or

(ii)           any Person or “group” (as such term is used in Section 13(d)(3) of the Exchange Act) if as a result of such Transfer, such Person or “group” would, directly or indirectly, (x) “beneficially own” (as such term is used in Section 13(d) of the Exchange Act) or own of record thirty percent (30%) or more of the Common Stock or other voting or economic equity interests of the Company (or any successor thereto by asset sale) or (y) beneficially own greater than fifty percent (50%) of the Common Stock or other voting or economic equity interests of the Company (or any successor thereto by asset sale); provided that, for purposes of clause (y) foregoing, such Person or “group” shall be deemed to beneficially own all shares of Common Stock that such Person or “group” has the right to acquire (ownership of securities prohibited by clauses (x)-(y) foregoing, “Prohibited Ownership Levels”).

(c)   From the Closing Date until the first (1st) anniversary thereof, except with the prior written consent of the Company, Investor shall not, directly or indirectly, enter into any hedging agreement, hedging arrangement or other hedging transaction with respect to the Common Stock and/or Additional Securities (including the Warrant Exercise Shares) or other arrangement that Transfers, in whole or in part, any of the economic consequences of ownership of the Warrants and/or Common Stock (including the Warrant Exercise Shares and/or Additional Securities), whether any such aforementioned transaction is to be settled by delivery of shares of Common Stock or other securities, in cash or otherwise.

Section 4.08           Standstill.

(a)   Without the prior written consent of the Company, during the Standstill Period, Investor agrees that neither Investor nor any of its Affiliates (or any of their respective Representatives acting on behalf of or in concert with Investor or any of its Representatives) will, directly or indirectly:

(i)            acquire or propose to acquire, or otherwise enter into any agreement to acquire, beneficial ownership of any capital stock of the Company other than (x) the acquisition of the Warrants pursuant to this Agreement or (y) pursuant to (i) the exercise of the Warrants, (ii) the issuance from time to time of additional warrants or other securities pursuant to the Warrants or (iii) Section 4.05; or

(ii)           make any proposal or announcement (except any proposal or announcement made privately to the Company Board or any member thereof, which would not require public disclosure thereof by the Company, Investor or any of their respective Affiliates) with respect to, or engage in, any (x) merger, consolidation, business combination or similar transaction with or involving the Company or (y) acquisition of all or a substantial portion of the assets of the Company.

(b)   Notwithstanding the rights granted to Investor and its Affiliates under the Warrants and Section 4.05 to acquire additional securities of the Company after the Closing, Investor, together with its Affiliates or as part of any “group,” shall not acquire the Prohibited Ownership Levels, and Investor agrees that the Company shall not issue any additional Warrants, Warrant Exercise Shares, Additional Securities, Preemptive Rights Securities or New Securities to Investor or any Affiliate thereof if such issuance would cause Investor, together with its

Affiliates, to beneficially own or own of record securities at or above the Prohibited Ownership Levels.

Section 4.09           Rights as Creditor.  Notwithstanding anything herein to the contrary, nothing in Section 4.07 and Section 4.08, shall in any manner limit or otherwise restrict Investor or any of its Affiliates or any “group” in which any of them is a member from exercising any and all rights and remedies available to any of them as a creditor of the Company or any of its Subsidiaries, including remedies under the Credit Agreement.  For the avoidance of doubt, from and after any acquisition of interests by any such Person in excess of the Prohibited Ownership Levels pursuant to an exercise of rights or remedies as contemplated by this Section 4.09, the restrictions set forth in Section 4.07 and Section 4.08 shall thereafter cease to apply and shall be of no further force or effect.

Section 4.10           Notification of Certain Matters.  The Company shall give prompt notice to Investor of the occurrence or non-occurrence of any event which is likely to result in any material failure by the Company to comply with or satisfy any covenant or agreement to be complied with or satisfied hereunder; provided that, the delivery of any notice pursuant to this Section 4.10 shall not limit or otherwise affect any remedies available to Investor in respect thereof.

Section 4.11           Board Observer Rights.

(a)   After the Closing, for so long as Investor, together with its Affiliates, continues to beneficially own (i) Common Stock (assuming full exercise of all of the Warrants) representing at least twenty-five percent (25%) of the Common Stock issued to Investor at the Closing (assuming full exercise of all of the Warrants and subject to equitable adjustment to reflect stock splits, stock combinations, stock dividends, recapitalizations and similar transactions) or (ii) at least $50,000,000 in principal amount of Loans, the Company shall permit Investor to designate one (1) representative as determined by Investor in its sole discretion, who has executed and delivered to the Company a confidentiality agreement in form and substance reasonably satisfactory to the Company (the “Confidentiality Agreement”), to attend as a non-voting observer all meetings of the Company Board and all committees thereof (the “Board Observer”).

(b)   Subject to the Board Observer executing and delivering to the Company the Confidentiality Agreement (and subject to the last sentence of this Section 4.11(b)), after the Closing, the Company agrees that the Board Observer shall be entitled to receive all notices, documents, materials and other information given to members of the Company Board or any committee thereof, as and when given to any such members, and shall be reimbursed by the Company for all of his or her reasonable costs and expenses (including reasonable travel expenses) incurred in connection with attending meetings of the Company Board and any committee thereof, in each case to the same extent and in the same time and manner and subject to policies no more restrictive than those applicable to, any such members.  Notwithstanding the foregoing or anything contained herein to the contrary, the Company shall not be required to provide or otherwise disclose any notices, documents, materials or other information to the Board Observer, or permit the Board Observer to attend any meetings of the Company Board and/or any committees thereof, where the Company reasonably determines that such disclosure or attendance would jeopardize the attorney-client privilege of the Company or any of its Subsidiaries or conflict with or violate any Law or order.

(c)   Investor may, by written notice to the Company from time to time, suspend and un-suspend the right of the Board Observer to attend any or all meetings of the Company Board and/or any committees thereof and to receive any such notices, documents, materials or other information as provided herein, and during the pendency of any such suspensions, the Company shall not permit the attendance by the Board Observer at any such meetings nor make available to the Board Observer any such notices, documents, materials or other information nor otherwise provide Investor or its Affiliates with any material nonpublic information regarding the Company or its Subsidiaries.

Section 4.12           No Frustration.  The Company shall not take any action which would materially conflict with or frustrate the purpose of the Warrants or any adjustment or exercise thereof or any purchase of New Securities pursuant to Section 4.05, including that the Company shall (i) at all time keep reserved for issuance a sufficient number of shares of Common Stock as may be required to be issued from time to time under the Warrants, and (ii) not adopt any rights plan or similar agreement unless the potential adverse effects of any such plan or agreement expressly exclude any such Person and his, her or its Affiliates and their respective ownership (beneficial or of record) of any securities acquirable by such Persons pursuant to the Warrants and Section 4.05 hereof; provided, that this Section 4.12 shall not abrogate or limit any of the terms of Section 4.03(g).

ARTICLE V

MISCELLANEOUS

Section 5.01           Third-Party Beneficiaries.  This Agreement is not intended to, and shall not, confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns and, as applicable, Investor’s Affiliates.

Section 5.02           Remedies.  Each Party agrees that money damages would not be a sufficient remedy for a breach or a threatened breach of this Agreement and that each Party shall be entitled to specific performance and injunctive or other equitable relief without the posting of a bond or other security as a remedy for any such breach or threatened breach, in addition to all other remedies available at law or in equity.  No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any right, power or privilege hereunder.  In the event of any legal proceedings for the enforcement of this Agreement, the reasonable costs and expenses incurred by the prevailing party and its Representatives in connection with such proceedings, including reasonable attorney fees and disbursements, shall be reimbursed by the non-prevailing party.

Section 5.03           Entire Agreement.  This Agreement, together with the other Credit Documents, the Guaranty and the Existing Confidentiality Agreement, constitutes the entire agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, that may have related in any way to the subject matter hereof (except for the Existing Confidentiality Agreement, which shall remain in full force and effect notwithstanding the Closing or earlier termination of this Agreement in accordance with Section 5.15).

Section 5.04           Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.  No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written consent of the other Parties; provided, that Investor may, subject to the terms and conditions of this Agreement, (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates or (ii) designate one or more of its Affiliates to perform its obligations hereunder; provided, further, that in the case of the foregoing clauses (i) and (ii), Investor shall remain responsible for the performance of all of its obligations hereunder.

Section 5.05           Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 5.06           Notices.  All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission against facsimile confirmation or mailed by prepaid first class certified mail, return receipt requested, or mailed by overnight courier prepaid, to the Parties at the following addresses and facsimile numbers:

If to Investor:

OCM Marine Investments CTB, Ltd.
c/o Oaktree Capital Management, L.P.
333 South Grand Avenue, 28th Floor
Los Angeles, California 90071
Facsimile:	(213) 830-6300
Attention:	B. James Ford
Adam Pierce

with copies (which shall not constitute notice) to:

Kirkland & Ellis LLP
333 South Hope Street
Los Angeles, California 90071
Facsimile:	(213) 680-8500
Attention:	Damon R. Fisher
Samantha Good
Hamed Meshki

If to the Company:

General Maritime Corporation
299 Park Avenue

New York, New York 10171
Facsimile:	(212) 763-5607
Attention:	Chief Financial Officer

with copies (which shall not constitute notice) to:

Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, New York 10036
Facsimile:	(212) 715-8000
Attention:	Thomas E. Molner
Terrence L. Shen

Kaye Scholer LLP
425 Park Avenue
New York, New York 10022
Facsimile:	(212) 836-8689
Attention:	Emanuel S. Cherney
Steven G. Canner

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section 5.06 or by facsimile transmission to the facsimile number as provided in this Section 5.06, be deemed given on the day so delivered, or, if delivered after 5:00 p.m. local time of the recipient or on a day other than a Business Day, then on the next proceeding Business Day, (ii) if delivered by mail in the manner described above to the address as provided in this Section 5.06, be deemed given on the earlier of the third (3rd) Business Day following mailing or upon receipt and (iii) if delivered by overnight courier to the address as provided for in this Section 5.06, be deemed given on the earlier of the first (1st) Business Day following the date sent by such overnight courier or upon receipt, in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 5.06.  Either Party from time to time may change its address, facsimile number or other information for the purpose of notices to that Party by giving notice specifying such change to the other Party.

Section 5.07           Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Company and Investor.  No waiver by either Party of any default, misrepresentation, or breach of covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of covenant or agreement hereunder or affect in any way any rights arising by virtue of any such prior or subsequent occurrence.  No such waiver, nor any waiver of any condition to a Party’s obligations hereunder shall be effective unless the same shall be in writing and signed by the Party providing such waiver.

Section 5.08           Incorporation of Exhibits.  Each of the exhibits identified in this Agreement are incorporated herein by reference and made a part hereof.

Section 5.09           Construction.  Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.  The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against either Party.  If either Party has breached any covenant or agreement contained in this Agreement in any respect, the fact that there exists another covenant or agreement relating to the same subject matter (regardless of the relative levels of specificity) which such Party has not breached shall not detract from or mitigate the fact that such Party is in breach of the first covenant or agreement.

Section 5.10           Interpretation.  Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement and (v) the word “including” means “including without limitation.”

Section 5.11           Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such state, including Section 5-1401 of the New York General Obligations Law.

Section 5.12           WAIVER OF JURY TRIAL.  THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.  THE PARTIES AGREE THAT EITHER OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT BETWEEN THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY ACTION OR PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

Section 5.13           Jurisdiction and Venue.  Each Party consents to the jurisdiction and venue of the United States federal and state courts in the Borough of Manhattan, City of New York, for any action, suit or proceeding arising from or in connection with the interpretation or enforcement of this Agreement.

Section 5.14           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.  This Agreement and any amendments hereto, to the extent signed and delivered by means of digital imaging and electronic mail or a facsimile machine, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.

Section 5.15           Termination.  This Agreement shall automatically terminate, without any action being required by either of the Parties or any other Person, if, at any time prior to the Closing, the Credit Agreement is terminated.

Section 5.16           Procedure and Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 5.15, this Agreement shall become void and there shall be no liability on the part of either Party except (a) this Section 5.16 shall survive any such termination of this Agreement, and (b) in the case of a knowing and intentional breach by either Party of any of their respective representations and warranties, covenants or agreements made in this Agreement; provided, that the foregoing shall not limit any rights or remedies of any party arising under any other Credit Document.  In addition, the Parties agree that the letter agreement, dated as of January 10, 2011, among the Company, Oaktree Principal Fund V, L.P. and Oaktree FF Investment Fund, L.P. remains in full force and effect as of the date hereof and shall survive any termination of this Agreement and/or the Closing (the “Existing Confidentiality Agreement”).

Section 5.17           Investor Representations.  Investor hereby represents and warrants to, and agrees with, the Company, as of the date hereof and as of the Closing Date, as set forth below in this Section 5.17.

(a)   Neither Investor nor any of its Affiliates or Associates (as such terms are defined in the Amended and Restated Articles of Incorporation of the Company): (i) is as of the date hereof, has been during the three-year period ending on the date hereof, or will be immediately before the Closing, an Interested Stockholder (as such term is defined in the Amended and Restated Articles of Incorporation of the Company) (assuming the Company Board has approved the transactions contemplated by this Agreement and the other Credit Documents prior to the signing hereof and thereof).

(b)   Investor is not (i) a “Related Party” of the Company or (ii) a subsidiary or affiliate of a Related Party of the Company (in each case as such terms used in Rule 312.03 of the NYSE Listed Company Manual).

(c)   Investor is an “accredited investor” as such term is used in Regulation D under the Securities Act, and has sufficient knowledge and experience in investing in companies similar to the Company so as to be able to evaluate the risks and merits of its investment in the Company and it is able financially to bear the risks thereof.

(d)   Investor is acquiring the Warrants at the Closing (and any shares of Common Stock issued or issuable pursuant to the exercise thereof) for investment for its own account and not with a view to, or for resale in connection with, any distribution thereof.

(e)   Except as provided in the Registration Rights Agreement, Investor acknowledges and agrees that the Warrants to be acquired by it hereunder (and any shares of Common Stock issued or issuable pursuant to the exercise thereof) have not been registered under the Securities Act, and must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

GENERAL MARITIME CORPORATION

By:	/s/ Jeffrey D. Pribor
Name: Jeffrey D. Pribor
Title: Executive Vice President & Chief Financial Officer

OCM MARINE INVESTMENTS CTB, LTD.

By: Oaktree Capital Management, L.P.
Its: Director

By:	/s/ B. James Ford
Name: B. James Ford
Title: Managing Director

By:	/s/ Adam C. Pierce
Name: Adam C. Pierce
Title: Senior Vice President

[Signature Page – GMR Investment Agreement]